UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cracker Barrel Old Country Store, Inc.

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Cracker Barrel Old Country Store, Inc. (the “Company”) used the following investor presentation in meetings with investors beginning on October 29. 2020. This investor presentation was also posted by the Company to www.CrackerBarrelShareholders.com.

INVESTOR UPDATE October 2020

Forward Looking Statements Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements. Economic, competitive, strategic, governmental, technological and other factors and risks that may affect Cracker Barrel’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). Another factor that may impact the company’s business, financial condition and results of operations and of operational improvement initiatives is the impact of the novel coronavirus (“COVID-19”) pandemic, including the duration of the COVID-19 pandemic and its ultimate impact on our business, levels of consumer confidence in the safety of dine-in restaurants, restrictions (including occupancy restrictions) imposed by governmental authorities, the effectiveness of cost saving measures undertaken throughout our operations, disruptions to our operations as a result of the spread of COVID-19 in our workforce, and our increased level of indebtedness brought on by additional borrowing necessitated by the COVID-19 pandemic. This communication speaks only as of the date hereof, and we disclaim any obligation to update these forward-looking statements other than as required by law. Important Additional Information On October 1, 2020, Cracker Barrel filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 Annual Meeting of Cracker Barrel shareholders (the “Annual Meeting”). Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel’s directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended July 31, 2020, and the Proxy Statement. To the extent holdings of such participants in Cracker Barrel’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details regarding the nominees of Cracker Barrel’s Board of Directors for election at the Annual Meeting are included in the Proxy Statement. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel’s corporate website at www.crackerbarrel.com.

Introduction Cracker Barrel has 660+ locations across 45 states and provides scratch-cooked breakfast, lunch and dinner, coupled with a unique “old country store” retail experience The Company has a long track record of consistently delivering value for our shareholders, and we believe we have the right Board and management team in place to continue executing on our proven strategy We have a highly qualified, engaged and diverse board that has the right mix of skills and experience relevant to the Company’s experiential focus and is committed to the long-term success of your investment We take shareholder engagement seriously and have regular, constructive dialogue with shareholders This is Mr. Biglari’s fifth proxy contest against Cracker Barrel, following his previous four contests that were repeatedly rejected by shareholders by increasingly wide margins The following presentation will review our business, value creation strategy, Board and governance, and why we believe Mr. Biglari’s ideas are not credible and his nominee would not enhance our Board

Executive Summary Strong Track Record of Financial & Operational Outperformance & Consistent Capital Returns Meaningful TSR1 outperformance versus the Casual Dining Peer2 median over the long-term and in-line over the near-term Consistent and strong capital returns, including returning over $1.3B to shareholders since FY 2011 Well-Positioned to Continue Delivering Shareholder Value Continued performance through steady investment in our strategic initiatives and execution of the core pillars of our strategy Decisive actions to protect our business and employees during COVID-19 Highly Qualified Engaged and Diverse Board & Strong Corporate Governance Ten qualified, experienced and diverse directors, nine of whom are independent, with long track records of delivering shareholder value Four new independent directors appointed in the past three years Corporate governance practices that align with sh areholders ’ interests We Believe Mr. Biglari’s Nominee, Raymond Barbrick, Would Not Enhance Our Board and Mr. Biglari's Ideas are Not Credible We believe Mr. Biglari’s nominee, Raymond Barbrick, has a poor track record in the casual dining space and will not enhance our Board This is now Mr. Biglari’s fifth costly proxy contest in ten years – all four previous campaigns were rejected by shareholders by increasingly wide margins We believe Mr. Biglari’s criticisms of our strategy, performance and Board are ill-founded and misleading We believe Mr. Biglari has a track record of value destruction and problematic corporate governance Total shareholder returns (“TSR”), which includes share price performance assuming dividends are reinvested. See page 4 for additional detail Evercore ISI Casual Dining Peers include Brinker, BJ’s Restaurants, Bloomin’ Brands, Cheesecake Factory, Darden, Dave & Buster’s, Denny’s, Dine Brands and Texas Roadhouse

Cracker Barrel's Unique Value Proposition

Our Brand Promise

Cracker Barrel provides a friendly home-away-from-home in our old country store and restaurant.

Our guests are cared for like family while relaxing and enjoying real home-style food and shopping that's surprisingly unique, genuinely fun and reminiscent of America's country heritage…

All at a fair price.

- Cracker Barrel was **founded in 1969**
- **663 locations across 45 states[1]**
- **Daypart diversification:** Our stores serve **breakfast, lunch, and dinner**

Sales by Daypart



Dinner 36%
Breakfast 25%
Lunch 39%

Sales by Segment



Retail 19%
Restaurant 81%

Cracker Barrel is Highly Differentiated and Complex

All Company Owned – Not Franchised
- Company solely responsible for *all* strategies and systems (e.g., training, sourcing, culinary, technology and marketing)

Extensive Workforce
- Extensive HR strategies
- Employee recruitment and retention strategies
- Focus on culture critical

20% Complex Retail
- High, seasonal SKU count
- Global sourcing and distribution
- Differentiated management profiles (restaurant and retail)

Highly Experiential
- Design/Décor
- High touch hospitality requires training and emphasis
- Multipronged marketing without discounting

Complex Operating Model / Scratch Cooking
- Extensive training to achieve consistency
- Complex sourcing and management of food / ingredients
- Culinary innovation

National Footprint & Scale
- Large-scale procurement and distribution
- Different employee and guest markets and dynamics
- Multiple revenue channels (dine-in; off-premise; catering; retail; e-comm)

1. As of September 2020; excludes 35 Maple Street Biscuit Company locations

3

Strong Track Record of Financial and Operational Outperformance & Consistent Capital Returns

Cracker Barrel Has Delivered TSR Outperformance

Meaningful TSR outperformance versus the Casual Dining Peer Index[2] and Biglari Holdings



Pre-COVID 10-Year TSR[1]
Total Shareholder Return
600%
425%
250%
75%
(100%)
520%
361%
229%
(61%)
Pre-COVID 5-Year TSR[1]
Total Shareholder Return
100%
50%
0%
(50%)
(100%)
62%
11%
49%
(73%)
Pre-COVID 1-Year TSR[1]
Total Shareholder Return
20%
10%
0%
(10%)
(20%)
3%
1%
11%
(15%)
Casual Dining Peer Index[2]
S&P MidCap 400[3]
Biglari Holdings

On a post-COVID basis, CBRL also outperforms the Casual Dining Peer Index[2] over the long-term and is in-line with the Casual Dining Peer Index YTD[4]

Source: FactSet

Note: Casual Dining Peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse as defined by Evercore ISI's Restaurant Sector Comp Sheet. We would compare even more favorably on a long-term TSR basis to Wells Fargo's Casual Dining / Midscale peer set, which includes Red Robin and Chuy's incremental to Evercore ISI's set

1. TSR includes reinvested dividends as is calculated from 2/21/2010 to 2/21/2020 on a 10-year basis, from 2/21/2015 to 2/21/2020 for 5-year basis, and from 2/21/2019 to 2/21/2020 for 1-year basis. 2/21/20 represents the unaffected date prior to the WHO warning of a potential global pandemic and a corresponding market sell-off
2. Evercore ISI Casual Dining peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse; Dave & Buster's and Bloomin' Brands excluded from 10-Year median as they had not yet begun trading publicly
3. The S&P MidCap 400 is an index for mid-sized companies, covering approximately 7% of the US equities market; the 7 restaurants captured in this index include Cracker Barrel, Papa John's, Texas Roadhouse, Wendy's, Jack in the Box, Wingstop and Dunkin'
4. TSR includes reinvested dividends as is calculated from 1/1/2020 to 10/23/2020

4

Our Board and Management Took Decisive Actions to Protect Our Employees, Guests and Shareholders During COVID-19 Employees Offered short-term pay support, benefit continuation and free daily meals Allowed employees to purchase household supplies and food items from our stores at cost Worked with other large employers to provide supplemental employment opportunities Through the Cracker Barrel Cares Foundation provided over $1 million in hardship grants to employees Guests Instituted health and safety measures above and beyond jurisdictional requirements Continued optimization of floor plans in reopened dining rooms, including the successful launch of front porch dining at select locations, in response to reduced capacity regulations Enhanced off-premise dining experience and rolled out curbside delivery virtually overnight Shareholders Bolstered liquidity and strengthened our business model through a number of actions, including: Making sustainable business model changes with expected annual savings of ~$50 million Fully drew down revolver and increased liquidity by $145 million through sale leaseback Dedicating resources to our core Cracker Barrel and Maple Street Biscuit Company 5

Cracker Barrel Has Delivered Strong Results through COVID Delivered TSR performance in-line with the Casual Dining Peer median1 YTD Through the execution of our off-premise offerings, prudent investments in the business and optimization of our dining room floor plans under varying capacity restrictions, the company has delivered strong sales recovery during the COVID-19 pandemic Delivered 145% YoY off-premise growth in Q4’20 Implemented front porch and tent dining in select locations Launched a new lunch and dinner menu Through our brand strength, everyday value offerings and the trust that our guests have in us, we have been able to offer a comfortable, safe and hospitable experience during challenging times Additionally, Maple Street Biscuit Company has continued to deliver resilient top line results even amid COVID-19 Comparable Store Sales Improvements COVID-19 Impact +22 percentage point 3 Comparable store sales (“p.p.”) 15% (1%) (16%) (31%) (46%) 2%4%1% (1%) (42%) (46%) (39%) (32%) (20%) (15%) Improvement in Restaurant4 +31 p.p. Improvement in Retail4 Restaurant Comparable Store SalesRetail Comparable Store Sales Evercore ISI Casual Dining Peers include Brinker, BJ’s Restaurants, Bloomin’ Brands, Cheesecake Factory, Darden, Dave & Buster’s, Denny’s, Dine Brands and Texas Roadhouse As of FY 2020 earnings call on 9/15/20 Reflects first six weeks of Q1 FY 2021 Reflects improvement in comparable store sales from Q3 FY 2020 to Q1 FY 2021 (first 6 weeks)6

Our Comparable Store Sales Have Outperformed the Casual Dining Industry Over the Last 10 Years

CBRL's differentiated brand, strong value proposition, unique restaurant and retail offerings and superior execution have led to consistent outperformance of the casual dining index



Historical Comp Restaurant Sales vs Peers
COVID-19 Impact
+18% from FY 2011 to FY 2019[1]
Flat from FY 2011 to FY 2019[1]
Comp Restaurant Sales Indexed to FY 2011
120%
110%
100%
90%
80%
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019
FY 2020
Cracker Barrel Comp Restaurant Sales
Knapp Track Industry Sales

Cracker Barrel Has Outperformed Peer Guest Traffic by Approximately 12 p.p. Between FY 2011 and FY 2019

Note: The Knapp Track Casual Dining Index
1. Reflects cumulative growth indexed to FY 2011
2. Reflects cumulative growth from FY 2011 through FY 2019

7

Continued Growth in Earnings per Share $12.00 $10.29 Earnings per Share (USD) $8.00 $6.00 $4.00 $3.61 $4.40 $4.34 $4.97 $4.90 $5.63 $5.51 $6.82 $6.82 $7.86 $7.55 $8.37 $8.37 $8.87 $9.27 $9.27 $3.61 $2.00 FY 2011FY 2012FY 2013FY 2014FY 2015FY 2016FY 2017FY 2018FY 2019 GAAP EPSAdjusted EPS Note: Adjusted EPS is a non-GAAP financial measure. See Appendix for a reconciliation of Non-GAAP financial measures

Deliberate & Prudent Capital Allocation by Our Board and Management Over 80% of our capital allocation is used to enhance the core and return capital to shareholders These Capital Allocation Decisions Have Led to Improved ROIC We have returned over $1.3 billion to shareholders through dividends and share repurchases since FY 2011 Capital Allocation Breakdown – Last 5 Years ($1.8 billion in capital) New Units 9% Return on Invested Capital2 22.0% ~875% increase in aggregate dividends paid between FY 2011 and FY 2019 External Investments 10% Core Strategic Initiatives 6% Existing Dividends & Repurchases 57% 15.5% − More than $50/share paid in dividends over that time frame Issued special dividends for five consecutive years prior to Store Maintenance1 18% FY 2011FY 2019 the onset of COVID 1.Includes capex on Holler & Dash and Maple Street Biscuit Company stores and other

Well-Positioned to Continue Delivering Shareholder Value

We Are Continuing to Drive Performance By Executing the Core Pillars of Our Value Creation Strategy 10 llDOUlllYSTOI[-----··--------------

Innovating and Evolving Our Menu to Drive Traffic

Focused on introducing new, craveable foods to satisfy guest preferences for variety and novelty

New Lunch and Dinner menu

- Positive response from both guests and operators since its launch in Q4 2020
  - **Craveable offerings** available daily
  - **Simplified menu** highlights signature offerings, value and variety





New Tableside Beer & Wine Program

- Offers more **variety and enjoyment** for the guest experience
- We expect increases in check and frequency of guest visits
- Approaching roll-out in disciplined and economical fashion
  - Test stores have seen encouraging results
  - **Available in ~250 stores** as of end of October



Cracker Barrel OLD COUNTRY STORE

11

Off-Premise Offerings Will Continue to Drive Value-Creating Growth Our off-premise business delivered double-digit growth across all channels since FY 2017, and accelerated further during COVID Prior to COVID, off-premise was already a large and growing business with a strong foundation across multiple sales occasions (e.g., Individual To-Go, Catering and Holiday Occasions) As part of our Enhance the Core strategy, we set a goal several years ago to grow off-premise from ~7% of restaurant sales in FY 2017 to 10% of sales in FY 2020, and we were on track to exceed that goal pre-COVID Since COVID, off-premise has accelerated supported by curbside, third-party delivery and holiday offerings 145% growth in off-premise in Q4 Currently testing potential future growth drivers Grab & Go items Commissary (“Ghost Kitchen”) New Holiday Offerings

Strengthening the Employee and Guest Experience Focused on innovative ways to enhance the employee experience and improve guest satisfaction New Easy-to-Use POS Creates a More Seamless Guest Experience and Cost Saving Opportunities A foundational platform for in-store technology Supports server tablets, front-porch dining and curbside pick-up and payment More efficient order communication from table to kitchen – servers can serve more guests ~250 stores have currently implemented the new system1 The Digital Store Provides an Integrated, Enhanced Guest Experience for Ordering Food and Retail Products Increased personalization and customization leading to more web visits, higher digital sales and reduced cart abandonment Sales driving opportunities (e.g., bundled restaurant and retail offerings) Potential for carefully planned Loyalty program Richer guest data supporting deeper analytical insights 1. As of end of October

Continuing to Drive Traffic with Unique and Complementary Retail Offering Retail is integral to the Cracker Barrel experience, and it differentiates our brand Generating nearly 20% of our total revenues, our Retail business is highly complementary and synergistic with our Restaurant operations Provides our guests with a differentiated and highly enjoyable experience Offers a wide and compelling assortment, including decorative and functional items such as rocking chairs, seasonal gifts, apparel, toys and branded food Robust Retail performance even through COVID Our retail business has recovered even faster than our restaurant business Compelling merchandise offering with a strong price-to-value proposition, exhibiting healthy performance during COVID in a number of key categories, including décor and home accessories

Value-Creating New Unit Growth in Core and New Markets While our primary focus is on enhancing our existing store base, we also invest in value-creating new unit growth We leverage a rigorous, analytical approach using IRR analysis, and our Board of Directors approves risk-adjusted hurdle rates in excess of our cost of capital Our new unit opening strategy has consisted of modest, disciplined growth in both core and frontier markets (opened on average 8 stores per year since 2009) We are pleased with the performance of our mature stores1 opened over this time period, which have created shareholder value by delivering returns in the aggregate above our hurdle rates With our recent expansion into the West Coast, our growth has been measured so we can analyze their performance and gain learnings We believe there is room for modest new unit growth in core markets and significant whitespace in new markets, including on the West Coast We will continue to fine tune our approach to new markets and expect to accelerate the growth in the future in order to drive longer-term value creation for our shareholders New Unit Costs We believe Mr. Biglari’s characterization of new unit investment costs is misleading Uses higher new unit costs of $5.3mm from frontier markets instead of Cracker Barrel’s recent average new unit cost of $4.9mm2 Assumes all land is purchased for $1.9mm, whereas Cracker Barrel historically has purchased land for only ~30% of its stores at an average cost of ~$1mm3 Uses a simplified sales-to-investment ratio methodology rather than our rigorous IRR model which takes into account cash flow and returns generated by each new store4 Reflects stores opened between FY 2009 and FY 2017 Average cost for building, site improvement, furniture, equipment and related development costs for stores opened during FY 2019 and FY 2020, which is more representative of a typical new store cost Based on new stores opened over the last 10 years Cracker Barrel’s IRR analysis includes pre-opening expenses

Investing in Complementary Growth Outside Cracker Barrel Concept We follow a highly disciplined and methodical approach in our evaluation of external investment opportunities What We Look For How We Approach “W hite space,” where we believe there is long-term growth opportunity − E.g., fast casual breakfast (H&D; Maple Street) and “Eatertainment” (PBS) Complementary concepts/business models where we can leverage core competencies and size, add value, lower costs Complementary guest base that expands our demographics (limited cannibalization) Proven concept with attractive unit economics Manageable in terms of size, complexity and management attention Attractive value and risk-adjusted returns Full Board engagement; no rubber stamp Conservatively – start small, learn first Due diligence with third party advisors Use protective structures that give us optionality

Our Investment in Maple Street Biscuit Company Significant growth potential poised to meaningfully expand our guest base for years to come Maple Street Biscuit Company (“MSBC”) Holler & Dash (“H&D”) increased our conviction that the breakfast and lunch-focused fast casual segment is attractive The acquisition of MSBC greatly strengthened our position in this segment Strong brand, attractive unit economics and growth potential We converted our H&D locations to MSBC so we could operate under one strong fast-casual brand MSBC’s resilience during COVID has reinforced our belief in the concept and brand MSBC expands our guest base Greater footprint in urban/suburban markets More exposure to a younger demographic

Our Investment in Punch Bowl Social Our Board and management determined that the resources needed to ensure Punch Bowl Social’s survival following the onset of COVID-19 would be better spent on positioning our core brands for long-term success Our Investment in Punch Bowl Social was strategic and carefully evaluated Significant due diligence and extensive involvement by Board and management team At the time of our investment, Punch Bowl Social: Had solid sales, store profitability and growth profile Provided access to a demographic that was complementary to our core brand Was widely considered one of the most highly-regarded brands in the growing space of “eatertainment” Shared the key values of our core brand: scratch-made cooking in a family-friendly environment Thoughtfully structured the transaction to limit risk Minority investment – reduced upfront cost and capital at risk, while forgoing upfront integration and associated distractions Variety of protections and benefits – preferred equity/debt position (ahead of all other equity investments), veto rights over corporate decisions and call option to acquire remaining stake for fair market value Punch Bowl Social concept is driven by large in-person social gatherings and corporate events COVID-19 had an outsized impact on the business, as locations are largely in urban centers and/or adjacent to sports stadiums Would have required significant management attention and millions of dollars of capital, above and beyond funds available under the CARES Act, just to survive and would remain challenged for the foreseeable future

Following Our Punch Bowl Social Investment, COVID-19 Events Transpired Quickly There was third-party support around our decision at the time of investment November 2019 Mr. Biglari publishes a letter criticizing the investment in PBS and submitted a books and record request April 15, 2020 Mr. Biglari publishes a letter criticizing CBRL’s decision to cease further investment in PBS July 2019 CBRL announces investment in PBS after substantial due diligence Early March 2020 COVID effectively closes all PBS locations March 25, 2020 CBRL makes the decision to cease further investment in PBS and focus on “core” CBRL business “ JULY 23, 2019 “ JULY 24, 2019 Permission to use quotes neither sought nor obtained

Strategic Priorities Will Continue Driving Performance in 2021 and Beyond

COVID-19 has not changed Cracker Barrel's fundamental long-term goals – we will continue our focus on providing a superior employee environment and an enjoyable guest experience through disciplined investments

Accelerating Off-Premise Sales and On-Premise Optimization

- Increasing off-premise attachment; testing two new formats beginning in September 2020 (Grab n' Go and Dedicated Catering Kitchen) and continuing to optimize restaurant floor space in response to evolving capacity regulations

ENHANCE the Core

Continuing to Leverage Novel, Craveable Menu Offerings

- Expanding rollout of beer and wine to a total of ~600 stores

ENHANCE the Core

Improving the Guest and Employee Experience

- Enhancing our digital infrastructure to drive sales, including the broad rollout of POS system (expected in ~500 stores by the end of FY 2021) and the launch of the Digital Store

ENHANCE the Core

Improving the Business Model

- Continuing to work to improve profitability in the core brand, we expect to achieve the remaining balance of our ~$50mm cost savings target in FY 2021

ENHANCE the Core

Other Strategic Initiatives

- Prudent investments in new Cracker Barrel stores, with 3 locations planned for FY 2021
- Additionally, planning to open up to 15 new Maple Street units in FY 2021

EXPAND the Footprint

EXTEND the Brand

1. Precise rollout schedule subject to review and re-assessment as COVID situation evolves

20

Support of Cracker Barrel’s Strategy Has Continued ““CBRL’s F4Q20 results and current trends, give us increased confidence that it can recoup the majority of lost sales and profits post-COVID… In FY21, CBRL has numerous sales drivers (alcohol rollout, new menu and new digital platform) that should drive the recovery” SEPTEMBER 15, 2020 “ “The successful rollout of curbside delivery and Front Porch outdoor dining, as well as the aggressive repositioning of the retail offering to support current nesting trends, whereby consumers are spending on decorating their homes during the pandemic, are all examples of the aggressive actions taken to help the CBRL brand weather the current environment” OCTOBER 12, 2020 “C“BRL is doing its best to add new sales layers, while removing friction in the consumer experience and pulling costs from the system which should translate into healthier top-line and bottom-line growth once the economy returns to some form of normalcy” SEPTEMBER 15, 2020 “ anagement continues to fight through the near-term challenges and work to cast a potentially wider net to attract and service its guests. We came away more impressed by the level of strategic updates, which may help CBRL unlock additional growth down the road, inside and out-of-the-box” SEPTEMBER 25, 2020 “We believe exposure to regions less impacted by COVID-19, a strong value positioning (restaurant comps were less impacted than peers during ’08 – ’09) and one of the best balance sheets in full service all support stock outperformance going forward” JUNE 2, 2020 “ “The pandemic required rapid changes to the CBRL off-premise channel offering, and the company delivered on them… swift rollout of a curbside delivery program in all stores, the addition of Uber Eats as another third-party delivery partner, or the quick product development turnaround to launch Family Meal Baskets, CBRL moved at a fast pace” JUNE 3, 2020 Permission to use quotes neither sought nor obtained

Highly Qualified, Engaged and Diverse Board & Strong Corporate Governance

We Have Added Four Independent Directors in the Past Three Years… With Substantial Experience in Sectors Relevant to Our Strategy and Brand / Experiential Focus Carl T. Berquist Former EVP & CFO, Marriott | Director Since: 2019 Significant experience in hospitality and deep knowledge of real estate, corporate transactions and accounting / finance 28 year career with Arthur Andersen, serving as Global Real Estate & Hospitality Head Meg G. Crofton Former President (Parks & Resorts), Disney | Director Since: 2017 Extensive hospitality, experiential brand, food-service and retail operations expertise 35 years of experience with Disney including as President of Walt Disney World Gilbert R. Dávila Founder & CEO, DMI Consulting | Director Since: 2020 Expertise in market segmentation, media strategy and digital marketing Former Vice President, Global Diversity and Multicultural Market Development at Disney Former Marketing Director at Coca-Cola in addition to holding sales and marketing leadership positions at Procter & Gamble Gisel Ruiz Former EVP & COO, Sam’s Club | Director Since: 2020 Over 25 years of retail and food-service experience at the Fortune 1 company Former EVP & COO, Walmart U.S.

…To Our Already Highly Qualified and Diverse Board

With Substantial Experience in Sectors Relevant to Our Strategy and Brand / Experiential Focus



Coleman H. Peterson
Former Chief People Officer, Walmart | Director Since: 2011

- Significant retail, human resources and employee relations experience
- Expertise in governance, compensation and succession planning



Sandra B. Cochran
President, CEO & Former CFO, Cracker Barrel | Director Since: 2011

- Delivered a TSR of 353% since becoming CEO[1]
- Acknowledged leader in the restaurant space
- Considerable executive leadership and corporate governance in addition to financial / audit expertise and significant knowledge of the retail industry



Norman E. Johnson
Former President, Chairman & CEO, CLARCOR | Director Since: 2012

- Significant expertise in capital allocation and complex operational systems
- Led Board refreshment effort, recruiting 4 new directors in the past 3 years, as chairman of the Nominating and Corporate Governance Committee
- Also member of the Audit Committee



William W. McCarten (Independent Chairman)
Founder, Chairman & Former CEO, DiamondRock Hospitality | Director Since: 2011

- Significant restaurant and retail, finance and accounting expertise
- Former President of the Marriott Services Group and President & CEO of HMS Host



Thomas H. Barr
President, Sono Bello | Director Since: 2012

- Significant retail industry knowledge, particularly in menu management, innovation, pricing and multi-unit operations
- Former senior executive at Starbucks responsible for the global coffee business



Andrea M. Weiss
President & CEO, Retail Consulting | Director Since: 2003

- Significant consumer, retail and digital transformation expertise
- Former EVP & Chief Store Officer of The Limited and Intimate Brands
- National Association Corporate Directors (NACD) Board Governance Fellow and was named to the NACD Top 100 Best Public Directors in 2016

1. FactSet as of 10/23/2020; TSR includes reinvested dividends and is calculated from 9/12/2011 to 10/23/2020

23

We Believe Norm Johnson Is the Better Director for Our Board than Biglari's Nominee

- Norm has a track record of success and **significant operational, financial and capital allocation experience** at public companies
  - During his tenure as CEO of CLARCOR, Norm **successfully executed and allocated more than a billion dollars** to open new factories and facilities, expand markets, and return capital to shareholders
- Norm has **utilized his expertise** in the areas of distribution, complex operations, capital allocation and management **to be a key member of Cracker Barrel's Board**
  - Cracker Barrel **oversees the distribution of approximately $1 billion** of food and retail products and **operates a dedicated 370,000 square foot retail distribution center**
- As head of the Nominating and Corporate Governance Committee, Norm **oversaw the process that shaped our current Board**
  - **Recruited four diverse and experienced directors,** with tenures at premier companies such as Walt Disney, Marriott and Walmart, over the past three years
- He has **brought significant financial and risk management skills** as a member of our Audit Committee

TSR[1] During Norm Johnson's Tenure as CEO & Chair of CLARCOR



Indexed TSR
600%
500%
400%
300%
200%
100%
0%
492%
18%
CLARCOR
S&P 500

TSR[2] During Norm Johnson's Tenure on Cracker Barrel's Board



Indexed TSR
250%
200%
150%
100%
50%
0%
183%
62%
139%
Peer Median[3]
S&P MidCap 400

1. FactSet as of 10/23/2020; TSR includes reinvested dividends and is calculated from 3/25/2000 to 11/30/2012
2. FactSet as of 10/23/2020; TSR includes reinvested dividends and is calculated from 8/13/2012 to 10/23/2020
3. Evercore ISI Casual Dining Peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse

24

The Board and Management Team Work Closely to Manage Risk Our independent chairman ensures the effective independent functioning of the Board, which we believe provides appropriate balance in the Company’s leadership Robust risk management process, led by the Audit Committee, annually identifies top risks and ensures actions to mitigate The Board has engaged closely with management to guide Cracker Barrel through the COVID-19 pandemic (met bi-weekly through the first phase of the pandemic, March through May) Unlike most companies, Cracker Barrel also has a Public Responsibility Committee that plays a key role in managing brand risk, one of the largest risks to the Company, and in overseeing environmental and social matters

We Have Implemented a Number of Corporate Governance Best Practices Shareholder-friendly governance… Independent Chairman Annually elected directors 9 out of 10 directors are independent Shareholders can call special meetings Compensation aligned with performance Committed to diversity and inclusion Fully independent Board committees 20% shareholder rights plan is regularly put to a vote …Aligned with shareholders’ best interests Annual self evaluations for the Board and each of its committees Four new independent directors in last three years >50% of executive team is female, including our CEO, and 60% of our board is diverse or female Senior executives and board members took temporary pay cuts in response to COVID to help preserve liquidity CEO pay was 0.88x the peer median The Board regularly holds executive sessions without management team members present

Committed to Corporate Social Responsibility (CSR) Public Responsibility Committee oversees CSR and promotes an inclusive, respectful corporate culture Committed to Diversity and an Inclusive Workplace Culture We strive to recruit, develop and retain a high performance workforce that reflects the communities we serve The Executive Team is >50% female, including the CEO and CFO We provide diversity and inclusion training to build awareness and teach competencies and behaviors to create a more inclusive workplace Established Employee Resource Groups to engage, develop and connect our employees through a wide range of programs Our CSR Efforts Are Integral to the Corporate Strategy Our CSR is embedded in how we do business and mitigate risk We issued our first CSR report last year We remain committed to improving our sustainability efforts and ESG reporting Cracker Barrel LGBT Alliance Employee Resource Group of the Year Award Company of the Year Award

We Believe Mr. Biglari’s Nominee, Raymond Barbrick, Would Not Enhance Our Board and Mr. Biglari's Ideas are Not Credible

We Believe Raymond Barbrick Would Not Enhance Our Board Rigorous Director Evaluation Full evaluation process, including interview and evaluation by a nationally recognized search firm As part of this process, we paused our ongoing evaluation of another candidate, Gisel Ruiz, to fairly evaluate Mr. Barbrick Search firm did not recommend Mr. Barbrick Interview with three independent directors, including two Nominating & Corporate Governance Committee members / Chair of Board Nominating & Corporate Governance Committee unanimously determined that Mr. Barbrick would not contribute meaningful additive experience or skills to our Board and the full Board unanimously voted against his candidacy and appointed Gisel Ruiz to the Board Decision Rationale for Rejecting Mr. Barbrick Poor track record in the casual dining space before exiting Closed 16 of 18 Zinburger locations due to inability to adapt to off-premise Exited all 36 TGIF locations, which had a history of consistent underperformance CEO of Avado Brands as it emerged bankruptcy in 2004, only to lead it back into bankruptcy Very limited and outdated public company experience (Avado) Spent the past thirteen years operating hotels and restaurants as a franchisee with no brand management or strategic responsibility Experience limited to smaller, regional operations – oversees ~$400M of revenue, <20% of Cracker Barrel’s

Mr. Biglari's Previous Campaigns Were Rejected by Our Shareholders by Increasingly Wide Margins

- **Mr. Biglari's four previous proxy contests were soundly rejected** by shareholders by increasingly large margins and leading shareholder advisory services
- He has submitted proposals for Cracker Barrel that we believe **were not appropriate and not in the best interest of shareholders**, including:
  - Seeking a sale process and attempting to amend Tennessee law so he could submit a bid for the Company (rejected by >90% of unaffiliated shareholders)
  - Pushing for an exorbitant special dividend of $20/share to satisfy his own cash needs (rejected by >90% of unaffiliated shareholders)

Year	CBRL TSR Since Biglari Investment[1]	Prior Biglari CBRL Proposals	Supported By ISS?	Outside Support For Biglari[2]
2011	-	Elect Sardar Biglari	**No**	25.7%
2012	25.9%	Elect Sardar Biglari & Phillip Cooley	**No**	11.4%
2013	55.6%	Elect Sardar Biglari & Phillip Cooley + $20/Share Special Dividend	**No**	10.0%
2014 *(Special Mtg.)*	161.3%	Hire Advisor to Evaluate Alternatives / Seek Sale or Liquidation of Company	**No**	9.2%

We Have Delivered Strong Returns Despite Biglari's Distracting Fights and Proposals That Have Been Consistently Rejected

1. From Biglari's initial investment (6/13/11) to campaign announcement as defined by FactSet
2. Represents the average support received for each nominee or proposal, excluding shares voted by Biglari

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We Believe Biglari has a Track Record of Value Destruction

- Under Mr. Biglari's leadership, Steak 'n Shake has struggled financially and operationally
  - **Comparable store sales decrease of 6.9%** and **guest traffic declined 11.2%** in 2019[1]
  - **21% YoY decrease** in 2019 revenue[2] with Q2 2020 results showing no signs of a recovery
  - **$29M in operating losses** combined in 2018 – 2019
  - **Temporarily closed over 100 restaurants in 2019** due to poor sales and service, of which **57 were permanently closed in 2020**
- Biglari Holdings' collection of unrelated businesses has continued to severely underperform
  - Trades at a considerable **discount to book value**
- **Cracker Barrel is Mr. Biglari's most successful investment**, but he has sold more than half his shares while his other businesses struggle

TSR Since Biglari Holdings Investment[3]



350%
300%
250%
200%
150%
100%
50%
0%
(50%)
(100%)
Indexed TSR
306%
Cracker Barrel
Old Country Store
(70%)
Biglari Holdings
"Biglari's stake in Cracker Barrel represents ~87% of Biglari Holdings' market capitalization[4] – returns would be meaningfully lower without it

1. Represents same store sales and guest traffic for Biglari Holdings' company-operated restaurant segment, primarily comprised of Steak 'n Shake
2. Represents total revenue decline for Biglari Holdings' restaurant segment, primarily comprised of Steak 'n Shake
3. Represents Total Shareholder Return between 6/13/2011 (date of Biglari Holdings' investment in Cracker Barrel) and 10/23/2020; TSR assumes the reinvestment of dividends
4. As of 10/23/20; represents market value of $257mm stake in CBRL ($124.99 per share) owned by Sardar Biglari (through both Biglari Holdings and other vehicles) divided by Biglari Holdings' market capitalization of $296mm; as of the same date, 93% of Sardar Biglari's ownership in Cracker Barrel is held through Biglari Holdings and the remaining 7% is held through other vehicles

Cracker Barrel Old Country Store

30

History of Problematic Corporate Governance Practices at Biglari Holdings We believe Biglari Holdings’ corporate governance track record brings his credibility into question Mr. Biglari used the equivalent of own company’s treasury shares and debt in order to take voting control of the company from its other shareholders Created a dual class share structure concentrating 64% of voting power with Mr. Biglari himself At Biglari Holdings’ 2020 annual meeting, 74%-82% of the shares not voted by Biglari withheld votes against four of the five incumbent directors 75% of Biglari Holdings’ directors have lengthy tenure Hired his father and his brother to six-figure salaries ISS recommended withhold votes against all of Biglari Holdings’ directors from 2015 – 2019, and only supported one director in 2020 Issued $80 million in performance fees to Biglari Capital — Mr. Biglari is the sole owner Amended compensation agreement to remove compensation limits; Mr. Biglari-controlled entities receive $8.4 million annually for undefined services “We do not provide earnings guidance nor do we hold quarterly conference calls because neither activity would be consistent with managing our entrepreneurial enterprise” – Sardar Biglari1 1. Per Biglari Holdings’ 2015 annual report

Adverse Press Coverage Underscores Mr. Biglari’s Problematic Executive Profile ““Steak ‘n Shake was on the ropes even before the COVID-19 pandemic hit, with customer traffic counts sliding 22% since 2015… the company also has a $165 million term loan scheduled to be paid off in March 2021 – a debt it lacks the ability to repay” MAY 1, 2020 “B“ut one regular at the meetings wondered whether other issues dogging Biglari Holdings — its stock trading in the doldrums, its questionable use of capital, corporate governance deemed unfriendly to shareholders and the struggles of its biggest subsidiary — signal that Biglari has lost his edge and alienated his base of followers” JULY 7, 2020 “B“iglari has never been able to convince Cracker Barrel shareholders that he should have representation on the board, or to do anything else he’s requested… Biglari’s own company hasn’t exactly won over investors” NOVEMBER 5, 2019 shareholder via “Sardar does not answer to shareholders, nor does he work for them. I genuinely feel bad for many of the fellow shareholders I met because they had no idea they would be treated to, perhaps, the worst corporate governance in America” MAY 1, 2019 shareholder via “Biglari and Phil Cooley seem to delight in the annoyance of shareholders. At one point laughing at them for being upset that the share price went down 58% last year and then subsequently watching the board increase Sardar’s compensation package” MAY 1, 2019 ““Biglari Holdings did not have a great 2018. Stock in his company fell 58%, largely because it created two classes of stock and was ultimately abandoned by institutional investors… that doesn’t mean Biglari didn’t receive substantial sums from the company he runs” SEPTEMBER 5, 2019 Permission to use quotes neither sought nor obtained

Conclusion

We Believe You Should Vote the White Proxy Card Because… Cracker Barrel has a track record of consistently delivering value for our shareholders highest standards of corporate governance and to the long-term success of your investment After a thorough and independent evaluation, we believe Raymond Barbrick will not enhance our Board practices We Believe Mr. Biglari’s continuing negative and distracting campaign against the Company should be rejected

Appendix

Mr. Biglari's False Statements and Mischaracterizations

We Continue to Outperform Peer Traffic Trends

Mr. Biglari Statement Regarding Traffic Trends is Misleading in Our View

- Cracker Barrel's same store traffic trends have outperformed peers by approximately 12 percentage points on a cumulative basis between FY 2011 and FY 2019[1]
- Our prudent investments in Cracker Barrel's brand extension through the conversion of all Holler & Dash units into Maple Street locations have created a new and attractive growth opportunity for the Company with strong same store performance

Disciplined Capital Allocation And Strong Capital Return

Mr. Biglari Claims We Have No Capital Allocation Discipline

- Disciplined reinvestment in Cracker Barrel and continuing to drive returns remains our top priority – 80% of our FY 2021 capex budget is allocated to "Enhance the Core"
- As a result, our corporate level ROIC expanded by 650bps between FY 2011 and FY 2019
- We have returned over $1.3 billion of capital to shareholders through $50 / share in dividends and share buybacks over the last 10 years

Prudent and Selective New Unit Growth

Mr. Biglari Claims We Have Had Subpar New Unit Economics

- Our new unit opening strategy has consisted of modest, disciplined growth in both core and frontier markets[2]
  - We are pleased with the performance of our mature stores[3] opened over this time period, which have created shareholder value by delivering returns in the aggregate above our hurdle rates
- We believe Mr. Biglari's characterization of new unit investment costs is misleading
  - Uses higher new unit costs of $5.3mm from frontier markets instead of Cracker Barrel's recent average new unit cost of $4.9mm[4]
  - Assumes all land is purchased for $1.9mm, whereas Cracker Barrel historically has purchased land for only ~30% of its stores at an average cost of ~$1mm[5]
  - Uses a simplified sales-to-investment ratio methodology rather than our rigorous IRR model which takes into account cash flow and returns generated by each new store[6]

1. Cumulative guest traffic performance between FY 2011 – FY 2019 as measured by the Knapp Track Casual Dining Index
2. Average new store opening cadence of 8 stores per year since FY 2009
3. Reflects stores opened between FY 2009 and FY 2017
4. Average cost for building, site improvement, furniture, equipment and related development costs for stores opened during FY 2019 and FY 2020, which is more representative of a typical new store cost
5. Based on new stores opened over the last 10 years
6. Cracker Barrel's IRR analysis includes pre-opening expenses

Cracker Barrel OLD COUNTRY STORE

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Mr. Biglari’s False Statements and Mischaracterizations (Cont’d) 1.TSR includes reinvested dividends and is calculated from 8/13/2012 to 10/23/2020. Peers include: Dine Brands, Denny’s, Darden, Dave & Busters, Brinker, Bloomin’ Brands, Texas Roadhouse, Cheesecake Factory and BJ’s Restaurants35

Reconciliation of GAAP Basis to Adjusted Non-GAAP Basis Operating Results ($ in thousands except per share data) Note: No adjustments were made to GAAP EPS in FY 2011, FY 2017 and FY 2019 Charges and tax effects of proxy contest(s) or special meeting of shareholders Severance, other charges and tax effects related to organizational changes. Provision for taxes adjusted to exclude the prior year favorable effect of the retroactive reinstatment of the Work Opportunity Tax Credit. Accrued liability and tax effects related to the settlement of the Fair Labor Standards Act litigation Provision for income taxes adjusted for reversal of certain provisions for uncertain tax positions One-time non-cash revaluation of net deferred tax liability 36

OLD COUNTRY STORE